Exhibit 99.2

Super League Enterprise, Inc.

Fourth Quarter and Full Year 2025 Conference Call

March 27, 2026

CORPORATE  PARTICIPANTS

Matt Edelman, Chairman, CEO & President

CONFERENCE  CALL  PARTICIPANTS

James Kisner, Water Tower Research

Rommel Dionisio, Aegis Capital Partners

Jack Vander Aarde, Maxim Group

P R E S E N T A T I O N

Operator

Greetings and welcome to the Super League Fourth Quarter and Full Year 2025 Conference Call.

Please note this conference is being recorded.

Before we begin, I'd like to caution listeners that comments made by Management during this call may include forward-looking statements within the meaning of applicable securities laws. These statements involve material risks and uncertainties, and actual results could differ from those projected in any forward-looking statements due to numerous factors. For description of these risks and uncertainties, please see Super League's financial statements and MD&A for the fourth quarter and full year 2025 ended December 31, 2025, available on EDGAR.

Important qualifications regarding forward-looking statements are also contained in Super League's earnings release distributed yesterday afternoon and is also available on EDGAR. Furthermore, the content of this conference call contains time-sensitive information accurate only as of today, March 27, 2026. Super League undertakes no obligation to revise or otherwise update any statements to reflect events or circumstances after the date of this call.

I would now like to turn the conference call over to Matt Edelman, President and Chief Executive Officer. Matt, please go ahead.

Matt Edelman

Thank you very much. Good morning. Thank you to all for joining us.

I'm pleased to share our quarterly and annual results, business updates, and operational highlights for the fourth quarter and fiscal year 2025 and our strategic outlook and priorities for 2026.

Super League today is a fundamentally different company than it was a year ago, with a strong foundation positioned to scale. Super League helps businesses grow by executing advertising and branded content programs designed to reach and influence people who play video games, one of the largest and most under-monetized consumer segments in modern media and culture.

We generate revenue by delivering these programs for brands and agencies across gaming and digital platforms, combining proprietary interactive ad formats, immersive experiences, creator content, strategic campaign services, and data-driven insights to improve marketing performance.

2025 was a defining year. From April through December, we simplified our capital structure, streamlined our cost base, strengthened our balance sheet, and refined our operating model. With a debt-free balance sheet, more than $14 million in capital as of December 31, and the removal of the going concern language from our auditor's report, we have established the stability to execute with focus and the flexibility to pursue meaningful growth.

Building on this, we recently announced the execution of a definitive agreement to acquire the Misfits Ads Division from Misfits Gaming Group, a profitable unit we expect to increase revenue, expand margins, and cement our path towards cash-basis EBITDA profitability. Closing remains subject to stockholder approval.

With this strategic move, we will be supersizing Super League's ability to drive measurable marketing outcomes for our partners.

Our advantage lies in our understanding of both the gaming ecosystem and the player mindset, enabling brands and media agencies to connect with the right consumers through the right creative, at the right time, in the right places.

That customer demand is reflected to our continued successes with iconic brands. During the fourth quarter, we initiated programs with Regal Cinemas and H&R Block, both of which launched in the first quarter of 2026, and expanded our relationship with Panda Express following a successful multi-quarter engagement. We also supported key launches for Paramount+, including Starfleet, and for Paramount Games with SpongeBob Patty Pursuit 2, and continued our in-game work with partners such as Google, Logitech, Juicy Drop from Bazooka, and the USGA. In addition, we collaborated with Disney around the theatrical release of Zootopia 2.

This activity includes both new client demand and returning business, and is beginning to revive our financial performance. Q4 2025 was our strongest revenue quarter of the year, up 32% over Q3 2025, and close to the prior year quarter's revenue level, despite operating with a significantly reduced team. Quarterly gross margins were higher than one year prior, and cash basis pro forma OpEx costs were down 44% year-over-year.

For the full year, we improved pro forma cash basis EBITDA by 31% compared to 2024, including a 56% improvement in Q4 alone. Pro forma cash basis OpEx decreased by $5.3 million, or 29% from the prior year period, reflecting positive impact of strategic cost reduction and optimization efforts in fiscal year 2025. At the same time, we improved gross margin to 40% for the year, up from 38% in 2024, reflecting a more disciplined approach to how we structure and deliver programs.

Net operating results for 2025 improved by 23%. GAAP net loss for Q4 2025 and fiscal year 2025 were impacted by significant one-time accounting-related non-cash debt fair value mark-to-market and extinguishment charges primarily associated with our debt and capitalization table restructuring, totaling $6.3 million and $8.5 million, respectively. Based on our cash position and current plans, we do not expect to raise capital to fund operations in the foreseeable future.

While we have not yet achieved our most important financial objective, cash basis EBITDA profitability, these results demonstrate that the work we undertook in 2025 has established a stronger and more durable operating foundation. We expect the progress made over the past year to translate into more visible benefits beginning in Q2 2026 with cash basis EBITDA profitability within reach by year end.

Among our most impactful advances, have been the diversification of our revenue base and the increased clarity in how the business is structured and delivered. A year ago, the majority of our business was concentrated in a single platform. Today, that concentration has been reduced with our revenue mix more balanced across Roblox, Minecraft, Fortnite, and mobile playable ads. The strategic deals we completed earlier in 2026 helped establish a more integrated operating framework, bringing together a platform and data function, advertising and marketing solutions, and a new strategic properties initiative into a cohesive model. Each reinforces the others, forming the early stages of a growth flywheel.

Taking a step back, the opportunity in front of us remains significant. We operate at the intersection of a $316 billion U.S. digital advertising market and a 200 million person U.S. gaming population. In the U.S., according to Newzoo and eMarketer, consumers spend approximately 11.8 hours per week playing video games, nearly as much time as they spend on social media and watching television and streaming. Yet, while annual advertising in these latter channels exceeds $150 billion combined, total yearly spend in gaming remains under $10 billion. That gap - the under-monetized gaming demographic - represents Super League's opportunity.

Equally important, a growing share of marketing decision makers now comes from a generation that grew up playing online video games—Millennials. That shift is already influencing how brands think about engaging consumers, and we believe it creates a long-term tailwind for our business.

A core tenet of our strategy is that when people play video games, they are their most authentic selves. They act with agency, express identity more freely, and engage in ways that reveal what motivates them. That informs our data advantage as we combine gameplay-derived behavioral signals with broader market intelligence and psychographic insights to better understand how and why consumers respond to content.

That understanding allows us to help brands design more effective campaigns, not just within gaming environments but across the full digital landscape. We expect this audience intelligence to become an important driver of scale and profitability as we shift toward more repeatable and transactional forms of revenue. Over the past six months, we've demonstrated growing demand for these solutions. The next phase is improving unit economics while continuing to increase volume.

The acquisition of the Misfits Ads Division will be a natural extension of this strategy. A profitable business already, it will add programmatic revenue capabilities, rewarded video technology, and preferred access to inventory across a growing portfolio of popular Roblox games. In 2026, we have the opportunity to generate approximately 50% of the amount of our 2025 net revenue solely from the Misfits Ads Division pipeline, customer base, and capabilities. Additionally, when we've collaborated with Misfits on brand programs that cross over our combined offerings, deal size has increased 20% to 30%.

Looking at 2026, we are encouraged by what we're seeing so far. We expect Q1 2026 revenue to be ahead of Q1 2025. During the quarter, we closed eight returning clients and initiated discussions with 17 new accounts. Our pipeline remains consistent with where it was one year ago, with our average deal size remaining above $200,000 despite operating with a smaller team.

At the same time, we want to be clear that the full financial impact of the changes we've made is not yet reflected in our reported results. We expect Q2 2026 to begin to show more meaningful progress as the benefits of the transformation we began one year ago and completed in October 2025 truly take hold.

As a final note, we continue to actively evaluate opportunities related to digital assets. Given market developments in Q4 2025, we are approaching this area thoughtfully while remaining optimistic about the long-term potential.

In closing, 2025 was the year we set out to reshape Super League and delivered on that commitment. As we look ahead, our focus is on translating that progress into consistent financial performance.

This is the new Super League. We plan to maintain a lower cost structure, expand scalable, repeatable revenue streams, and remain in a position that enables disciplined execution.

Against that backdrop, our market value represents approximately one-third of our year-end cash position. We believe that does not fully reflect our capital strength or the progress we've made.

We appreciate your continued support as we move forward on a more credible path. Thank you. I'll turn it back to the call Operator.

Operator

Thank you. Ladies and gentlemen, we will now be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for your questions.

Our first questions come from the line of James Kisner with Water Tower Research. Please proceed with your questions.

James Kisner

All right. Thanks for taking my question. I've got a couple for you. First, just regarding cash-based EBITDA profitability, can you talk about the progression towards that as we move through 2026?

Matt Edelman

Sure thing, James. Thanks for the question. Nice to talk to you. I would think about 2026 in three phases. First, in Q1, we still expect to see some lag from the demands of the restructuring work we did in 2025. We've reset the cost structure, but the revenue engine is still rebuilding. Our numbers likely won't reflect the full benefit of the changes we've made at that time.

Second, as we move into Q2, we expect to see a more visible inflection. That's when we believe the combination of a stronger pipeline and early contributions from our more scalable offerings will have a better chance of showing up more clearly in our performance.

Then, in the second half of the year, really the third phase, it will be all about delivery. We anticipate operating with a lower cost base on an ongoing basis, increasing our repeatable revenue. Of course, subject to stockholder approval, we also will have the full integration of the Misfits Ads Division. That's when we would expect the business to benefit from accelerating revenue and margin contribution. That will come froma jolt from the Misfits team, their tech, and the pipeline that is really, we think, going to deliver on the promise of the transaction.

When you step back, our confidence in the path comes from the fact that the heavy lifting on the cost side is already done, and our focus is now on building revenue from that base, from that foundation. That's what really puts EBITDA profitability in sight by the end of the year.

James Kisner

Very helpful. You mentioned Misfits. My second question regards that acquisition. Can you just give a little more texture on how this accelerates or enhances your overall strategy? Then, if you can, maybe quantify in some way the financial metrics around that business, either maybe historical revenue or gross margin or cash-based EBITDA profile, and again, help us out there.

Matt Edelman

Sure. The business opportunity really is as a result of a lot of collaboration that we've enjoyed with the Misfits Gaming Group over time. The result has been a nice, consistent increase in the size of the deals that we were able to bring into Super League when collaborating with the Misfits Ads team. We had an opportunity to pull the common businesses together, and at the same time, the Misfits Gaming Group will continue to fully own the Roblox games in their portfolio and be a commercial partner going forward.

The benefits of the transaction are that we are consolidating complementary businesses that bring multiple forms and sources of revenue together that have already proven to work well in the market. We will also have access to the Roblox game portfolio for the purposes of brand partnerships. That is an advantage when you are the primary or sole group that can reach such a significant audience based on the popularity of those games.

While we don't provide full guidance, we do expect the net revenue contribution from the Misfits people and assets that we're acquiring, again, subject to stockholder approval. We expect the net revenue to equal approximately 50% of the net revenue that we achieved on our own in 2025. They are a profitable team, so that would be profitable net revenue that drops profitable results to our EBITDA line.

James Kisner

That's helpful. Just last one for me. In terms of margins, it's up a bit here year-over-year. I'm just wondering how much of that is structural and sustainable, and how you're going to think about gross margin progression as you reach cash flow or cash basis EBITDA profitability. Thanks.

Matt Edelman

Yeah, it's another great question, something we think about and work on regularly. Based on the seasonality in the advertising industry, there's a lot more money spent in Q4 by brands and agencies. They push partners like Super League and others to really honor volume discounts. It's fairly typical for companies on the receiving end of that to see compressed margins in Q4, which we have seen year-over-year compared to the prior quarters in the same year. But we do think we will continue to be able to maintain the margins that we have seen in the earlier quarters of the past couple of years, so in between that 40% and 45% range. We definitely hope that our full year gross margin can get closer to the 45% rather than the 40% that we achieved for 2025.

It's a constant focus and something we believe will benefit from some of the scalable offerings and the opportunity to drive up some of the programmatic revenue sources that we're starting to see and that the Misfits Ads Division also is bringing into the Company with the anticipated and hopeful close of that transaction.

James Kisner

Thanks very much.

Matt Edelman

Thank you.

Operator

Thank you. Our next questions come from the line of Rommel Dionisio with Aegis Capital. Please proceed with your questions.

Rommel Dionisio

Yeah, good morning. Thanks for taking my question. Matt, in your prepared comments you talked about the diversification of your revenue stream. I wonder specifically, with regards to mobile gaming, could you just talk about, looking back at 2025, the growth that you saw in that business as a percentage of your total revenues, and the key factors driving potential further growth in 2026 and beyond? Thank you.

Matt Edelman

Absolutely, Rommel. Thanks for the question. Nice to hear your voice. We have been purposefully focused on diversifying our revenue streams really for the past year, and that has a lot to do with being a little bit too dependent on a single platform, which was Roblox back in 2023 and 2024. Mobile gaming is a spectacular, large, and lucrative category in the advertising space. There are 200 million people in the U.S. who play mobile games, and we have a very strong partnership with a company we've talked about named AdArcade. Their patented playable ads solution outperforms every other type of ad creative that could otherwise appear in mobile video inventory in mobile games, which is called rewarded video inventory. It appears in between the levels you're playing, and that product continues to drive a great deal of interest. The demand continues to increase, and that has helped with diversification.

In Q4, I believe that the mobile playables got up to well over 25% of our revenue and ended the year for 2025 at about 20%. You may recall that earlier in the year we really were aiming for 20% to 25% from that product line for the whole year. At the same time, Roblox revenue diminished to under 40% of our revenue, and the biggest additional piece came from a combination of work across Fortnite and Minecraft, which collectively ended up at about 30%. We were able to continue to show steady growth in both of those areas as well. We believe we will have further diversification in 2026, so in addition to those platforms, we are in interesting and encouraging discussions to expand our early entry into the connected TV space, which happens to be another area where the Misfits Ads team has had some success. We also believe there are opportunities in the web gaming space and in the PC gaming space. We're hoping for a nice, multi-tiered diverse revenue base that is even stronger in 2026.

Rommel Dionisio

That's great. Thanks for the additional color, Matt.

Matt Edelman

You're welcome.

Operator

Thank you. Our next questions come from the line of Jack Vander Aarde with Maxim Group. Please proceed with your questions.

Jack Vander Aarde

Okay, great. Good morning. Hi, Matt. Congrats on the recent momentum and continued progress towards positive EBITDA. Matt, I guess just I just want to touch on the first quarter revenue, and I guess first quarter outlook, I'm sorry, the fourth quarter revenue, and then the first quarter outlook, and just back to the gross margin comments as well. Are we at a point now, I guess it's fair to say that the revenue is coming a lot from mobile, obviously Roblox as well as playing a factor in there as well. But are you expecting to see that natural gross margin return back above 40% in the first half of this year? If you could just speak to the core revenue drivers and then also just that gross margin sort of seasonality, that'd be helpful.

Matt Edelman

Sure, it's a good question. I think consistent with some of my comments, the likelihood is that we will start to see the gross margin return to sort of a healthy 40% plus, probably more in Q2, less likely in Q1. I suspect we'll have a little bit of a lag in Q1 from some of the remaining challenges of pulling out of the transition period, the corporate transition period last year. But after we get through that part of our history, the way we've designed our offerings going forward is quite encouraging. We think not only are they going to be more scalable, but they will continue to keep us with a healthy gross margin. While we still anticipate late year 2026 compression for the reasons I mentioned just a few minutes ago, our hope and our goal is, as I said, to really be above 40% for the year, even if we start a little bit slow because of some of the lag.

Jack Vander Aarde

Got it. Okay. No, that's really helpful color Matt. Then maybe a larger question here is just shifting on to your acquisition strategy. You recently acquired Let's Bounce. You have a stake in a Roblox game, and now you've obviously announced plans to acquire Misfits. Maybe just have two questions. Can you just speak on your acquisition strategy in general? Just what else are you looking at if you're actively opportunistic in the acquisition space? Then also just for Misfits, how does this fit into Super League's revenue model specifically, but then also more of the strategic psychology of play model that you've been emphasizing more recently? Thanks.

Matt Edelman

I appreciate the question. You're clearly paying attention, which is always fun to hear that a Company's efforts to get our perspective out there is being heard. Thank you for that. With the stockholder approval around the Misfits Ads Division deal, we really want to focus on integrating that team, integrating their capabilities, their pipeline, their partnerships, their technology, and stay focused on leveraging the benefits of that transaction to their fullest.

While we will continue to keep our eyes out for potential M&A opportunities, the best thing that we can accomplish over the course of the next several quarters is to prove that this was a smart acquisition and that the moves we made earlier this year to start to set up our updated operating framework have been the right decisions and the right moves. We do think that they have put Super League in a much stronger position following having put the corporation in a much more stable state. Our goal is to prove that this is the main step that gets us to that point of cash-based EBITDA profitability. On our way there, as we prove it out and hopefully the market responds to that progress, that would be a more likely time when we would consider additional M&A opportunities. But right now, we're going to have our nose to the grindstone here and really focus.

As it relates to the fit, which is, I think, a little bit of what you were asking about… The Misfits Ads Division has some existing programmatic revenue that they have begun to scale at an early level over the past year. They're a smaller team than we are, but the package that they've put together is based on specific targeting that requires a good grasp of data. The work we're doing to create a data advantage and the ability to take some of our sales energy and put it towards that same programmatic offering we think are going to be particularly exciting growth areas for the Company.

We also have the opportunity to expand a piece of technology that Misfits has been using, including in partnerships with us, that runs rewarded video in certain gaming platforms. That also requires knowing your audience so that you're putting the right rewarded video in front of the right players in the right channels and platforms. Once again, taking what we are starting to develop from the psychographic signals that you can pick up from gameplay and that we're pulling in through a terrific data partnership with a company we've talked about named Solsten, that puts us in an exciting position because not only do we have more signals to direct advertising, but we have more signals to help ensure that the creative we're bringing to market is the right creative.

Jack Vander Aarde

Excellent. I appreciate the call there, Matt. Best of luck to you. Look forward to tracking the story.

Matt Edelman

Okay. Thank you, Jack.

Operator

Thank you so much. That does conclude our question-and-answer session. With that, I'd like to hand the call back over to Matt Edelman for any closing comments.

Matt Edelman

Thank you again, everyone, for your time and for your questions.

As we move through 2026, as you just heard me share, our focus is clear - executing against the opportunity in front of us and translating the progress we've made into stronger, more consistent results. We are committed to building a business that creates long-term value for our shareholders and to ensuring that our story is understood by a broader investor audience. You are going to be hearing from me and seeing me a lot this year as we share our exciting progress in the quarters ahead. Have a happy Friday.

Operator

Thank you so much. This does now conclude today's teleconference. We appreciate your participation. You may disconnect your lines at this time. Enjoy the rest of your day.